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                                                                  EXHIBIT 10.31


                                XENOMETRIX, INC.

                                  AMENDMENT TO

                 1993 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN


Effective September 9, 1997, the Board of Directors of Xenometrix, Inc. (the "Company") adopted amendments to the Company's 1993 Non-Employee Directors Stock Option Plan (the "Plan") so that the following sections of the Plan were amended and restated to read as follows:

"4.      Stock Subject to Plan.

         (a) The maximum number of shares that may be issued or transferred pursuant to Options are 350,000 (or the number and kind of shares of stock or other securities which are substituted for those Shares or to which those Shares are adjusted upon a Change in Capitalization), and the Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out or each, such number of Shares as shall be determined by the Board."

"6.      Options.

         "(g)(iii)        If the Optionee ceases to be in service as a director
of the Company for any other reason, the Option (to the extent exercisable at the time of the Optionee's cessation of service shall be exercisable for a period of thirty (30) days following such cessation of service, and shall thereafter terminate; provided, however, that if the Optionee dies within such thirty-day period, the Option (to the extent exercisable at the time of the Optionee's cessation of service) shall be exercisable by the Optionee's legal representative, estate or other person to whom the Optionee's rights are transferred by will or by laws of descent or distribution for a period of one
(1) year following the Optionee's death (but in no event after the expiration date of the Option), and shall thereafter terminate."




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